EXHIBIT 23.2
CONSENT OF INDEPENDENT AUDITORS
Board of Directors
Monticello Bancshares, Inc.
     We consent to the use in this Registration Statement on Form S-4 of CapitalSouth Bancorp and the related Joint Proxy Statement/Prospectus (“Registration Statement”) of our report dated March 30, 2007, on the consolidated statements of financial condition of Monticello Bancshares, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the consolidated statements of operations, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2006, and to the reference to us under the heading “Other Experts” in this Registration Statement.
/s/ Stevens, Powell & Company, P.A.
Jacksonville, Florida
August 6, 2007